EXHIBIT 10.34
NVR, Inc.
Summary of the 2006 Annual Incentive Compensation Plan
     The following is a description of NVR, Inc.’s (“NVR”) 2006 annual incentive compensation plan (the “Bonus Plan”). The Bonus Plan is not set forth in a formal written document, and therefore NVR is providing this description of the plan pursuant to Item 601(b)(10)(iii) of Regulation S-K.
     Virtually all of NVR’s management employees participate in the Bonus Plan, including all NVR’s executive officers. Under the Bonus Plan, each executive officer has a maximum potential payout limited to 100% of his base salary. The annual incentive award is based on actual financial results compared to the business plan approved by NVR’s Board of Directors. At the beginning of each year, financial targets that are tied to NVR’s annual business plan are established by NVR’s Compensation Committee. The financial target for corporate executives is based on NVR, Inc.’s consolidated pre-tax profit (before consolidated annual incentive and stock-based compensation expense but after all other charges). The financial targets used for the mortgage banking operation are pre-tax profit (before annual incentive expense and certain corporate cost allocations) and return on invested capital. The financial targets used for the homebuilding operation are profit before tax and annual incentive expense, but after a charge for the cost of capital, and return on assets.
     An executive officer begins to earn the incentive award once the financial targets are at least 70% attained. The full amount of the incentive award is earned ratably from 70% up to 100% of the financial target attainment. The executive officers can earn no more than 100% of their base salary as an incentive award, which is earned once 100% of the financial targets are attained. Thus, attainment of greater than 100% of the financial target has no impact on the amount of the incentive award earned.